Exhibit 5
[Letterhead of O’Melveny & Myers LLP]

OUR FILE NUMBER
020,630-999
March 15, 2006

American States Water Company
630 East Foothill Blvd.
San Dimas, California 91773

          Re:      Issuance of Common Shares
     Ladies and Gentlemen:
     We have acted as your counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by American States Water Company (the “Company”) with the Securities and Exchange Commission in connection with the registration of 300,000 common shares, no par value (“Shares”) of the Company, including attached rights to acquire shares of Junior Participating Preferred Stock, to be offered or sold pursuant to the 2000 Stock Incentive Plan, as amended (the “Plan”). We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.
     The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon the issuance and sale thereof in the manner referenced in the Plan and the countersigning of the certificate representing the Common Shares by a duly authorized signatory of the registrar of the Shares, the Shares will be validly issued, fully paid and non-assessable.
     We consent to the inclusion of this opinion in the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP